Exhibit 10.4

SERVICES AND SOFTWARE LICENSE AGREEMENT

GMS Capital Corp.
(Hereafter referred to as “GMS”)

And
_________________________________________________
(Hereafter referred to as “Client”) have agreed as follows:

1.	DEFINITIONS
1.1.
“ManageThePipe” (hereafter referred to as “MTP”) means a turnkey replenishment solution provided to client and major retailers comprised of a software (the ManageThePipe software or MTPS), a database, a browser interface, the required hardware and services, provided by GMS to the Client;

1.2.
“ManageThePipe software” (hereafter referred to as “MTPS”) means the software or computer program comprise of a set of instructions or statements, expressed, fixed, embodied or stored in any manner, including the source and object code, that is used to bring about the specific result as specified in the MTP’s or GMS documentation, containing the data from the Client and the retailer as provided for and formatted by GMS;

1.3.	“Retailer” means Client’s trading partner who sells or distributes Client’s items to mass consumers;
1.4.
“Dedicated Network Server” (hereafter referred to as “DNS”) means the server which is part of the intranet or network of the Client and linked through the Internet or other network to other computers of GMS and the Client;

2.	NON-EXCLUSIVE LICENCE GRANTED
2.1.
Upon payment of the fees provided hereafter, GMS hereby grants to Client the right to access and use, pursuant to the provisions of this Agreement, MTPS on the DNS for the purpose of conducting queries and obtaining printed or electronic copies of query results the rights to a backup system which may simultaneously or alternatively run within or without the DNS, the right to use the documentation provided by GMS and the right to copy MTPS for archival or backup purposes.

2.2.	All copyrights, trade secrets and other proprietary rights, in MTPS and MTP, together with related documentation, shall remain the property of GMS.
2.3.	Except for archival or backup purposes, Client shall not copy or allow his employee, agent or third party to copy MTPS or documentation that is subject to the said proprietary rights.
2.4.
Client agrees not to cause or permit the reverse engineering, disassembly or decompilation of MTPS, except to the extent required to obtain interoperability with other independently created software or as specified by law. Client may not give, relicense, rent or lease MTPS or use MTPS for third-party training, commercial time-sharing or service bureau use, whether for any form of consideration or for free.

3.	BASIC AND TECHNICAL SUPPORT SERVICES
3.1.
Upon payment of the fees and subject to the terms and conditions in Schedule A, GMS shall provide Client with a copy of MTPS, as well as turnkey installation of the software on the DNS. GMS will supply the Client, provided license and technical support fees have been paid, the following:

3.1.1.
System upgrades, including on-going improvements in the developments and functionality of MTPS, based on its technical performance only. Features upgrades will be invoiced separately to the Client upon order.

3.1.2.	Updates to changes in Retailer data format used by the Client.
3.2.	Upon payment of the fees, GMS shall provide Client with supplementary technical support services as provided for in Schedule A and B incorporated herein.
3.3.
GMS will provide consulting and training services agreed to by the parties under the terms of this Agreement. All consulting services shall be billed on a time and materials basis unless the parties expressly agree otherwise in writing.

3.4.	For any on-site services requested by Client, Client shall reimburse GMS for actual, reasonable travel and out-of-pocket expenses approved in advance by Client.

4.	ACCESS
4.1.	The license of MTPS will grant access to users based on the number of user access licenses purchased. Each user shall have its own personal identification number and password to access MTPS.
4.2.
Client shall provide, at his own expense, GMS with unrestricted and unlimited access to the installed MTPS on the DNS in order to allow GMS to perform the services. In the case of direct physical access, such access shall be within reason during normal business hours and with 24 hours advanced notice outside of normal business hours.

GMS Retail Systems Inc.
360 St-Jacques West, suite 1815, Mtl, PQ Canada H2Y 1P5
Tel: (514) 287-0103 Fax: (514) 940-3217 E-mail: info@managethepipe.com

5.	CONFIDENTIALITY UNDERTAKINGS BY BOTH PARTIES
5.1.
For the purposes of this Agreement, “Confidential Information” shall mean information received by the parties’ employees or agents that is not generally known to the receiving party, or which would logically be considered confidential and/or “Proprietary” by the disclosing party. In the case of GMS, "Confidential Information", includes proprietary information relating to or derived from the design of MTPS and MTP systems; MTPS, research, development, plans and processes related thereto, as well as all business strategies, architecture, business practices and processes, pricing under this agreement including for license and services, and plans for the future of GMS. In the case of the Client, "Confidential Information" includes proprietary information relating to or derived from the Client's data or from data received from Retailers, identification numbers and passwords, and all confidential information relating to the Client's business, products, business strategies, business practices and processes, as well as research, development, and plans for the future.

5.2.
During the term of this Agreement and thereafter for a period of five years after disclosure of the Confidential Information or for a period of two years after termination of this Agreement, whichever is earlier all confidential information shall remain in confidence by the parties’ employees and agents and shall not be disclosed to or through any third party and shall be protected with the same degree of care as the parties normally use in the protection of their own confidential and proprietary Information. The parties further agree not to use confidential and/or proprietary information received from the other party for any purpose, except as is necessary for the parties to fulfill their business obligations under this Agreement.

5.3.
The restrictions herein shall not apply with respect to confidential information 1- which is already available to the public, 2- becomes available to the public through no fault of one of the parties employees or agents, or 3- is already known to one of the parties as shown by written records in such party’s possession at the time that the confidential information was received from the other party.

5.4.
Nothing in this Agreement shall be construed to grant Client a license to any Confidential Information disclosed or to any patents, patent applications or copyrights derived from the Confidential Information disclosed. Client specifically agrees and understands that the MTPS and all products, trade secrets or any of the ideas and expressions related to MTPS and MTP and all physical embodiments thereof and material developed in relation thereto by GMS are and shall remain the property of GMS. Software developed independently by Client for its own internal use in processing and integrating data received through the ManageThePipe remain the property of Client. Such software shall remain confidential under the terms of this Agreement.

6.	TERMS AND CONDITIONS
6.1.	Services will be invoiced according to the current posted price schedule at the time of invoicing
6.2.	Travel and other expenses will be invoiced where applicable.
6.3.
Invoices are due payable upon receipt. All unpaid sums shall bear interest of 1% per month or 12% per year calculated on a daily basis until payment is made as of the date of invoicing subject that any sum paid within 30 days of the invoicing date shall bear no interest.

6.4.	Price schedule may change from time to time. GMS will provide 30 days prior notice of all changes in posted price schedule.
6.5.	The fee schedule does not include taxes.

7.	TERM AND TERMINATION
7.1.
This agreement shall commence as of the date it is signed by all parties. If not otherwise specified, this Agreement and each Application license granted under this Agreement shall continue in perpetuity unless terminated under this Agreement.

7.2.
During the first six months, either party may terminate this Agreement upon thirty (30) days prior written notice to the other party. After the first six months, this Agreement is automatically renewed for three years periods. At the end of any three year period, either party may terminate this Agreement upon 90 days prior written notice to the other party. However, termination shall not relieve their obligations in Article 2, 5, 7 and 9.

7.3.	GMS may terminate this Agreement by written notice to Client, effective immediately if:
7.3.1.	Client commits any default or breach under this agreement;
7.3.2.
Client fails to pay any moneys due on the due date or neglects or fails to perform or observe any other provision of this Agreement, which is not cured within thirty (30) days following written notice from GMS; or

7.3.3.	Client becomes insolvent or voluntarily bankrupt;

GMS Retail Systems Inc.
360 St-Jacques West, suite 1815, Mtl, PQ Canada H2Y 1P5
Tel: (514) 287-0103 Fax: (514) 940-3217 E-mail: info@managethepipe.com

7.3.4.	An involuntary petition in bankruptcy against Client is not dismissed within ninety (90) calendar days of filing;
7.3.5.	A receiver, assignee or other liquidating officer is appointed for all or substantially all of Client’s business;
7.3.6.	Client makes an assignment for the benefit of creditors; or
7.3.7.	Client ceases to carry on business in the normal course.
7.4.
Upon termination of this Agreement by either party for any reason, Client shall immediately cease using MTPS and return to GMS the original and all copies of the software or related materials licensed pursuant to this Agreement and shall delete or destroy any electronic copies made of such materials, which cannot be returned to GMS. Client shall certify in writing its compliance with this provision. To that effect, Client authorizes GMS to examine the DNS remotely or physically and to remove the said property provided GMS make sure that Client’s property is not damaged by doing so and take all necessary measure to protect Client’s property. Upon termination of this Agreement, GMS shall be entitled to retain all monies paid to it by Client and shall be entitled to claim and receive all monies owing to it by Client, without prejudice to any other rights and remedies which GMS may have as a result of said termination.

8.	WARRANTIES
8.1.
INTELLECTUAL PROPERTY WARRANTY GMS warrants that it has the right to provide the Client with a copy of and use of MTPS and, where applicable, to grant the Client the license to use the Software. GMS will defend and indemnify Client against any, cost, expense (including reasonable attorneys fees incurred as a result of any third party claim that MTPS infringe a copyright, patent, trade secret or other intellectual property right, provided that: (a) Client notifies GMS in writing within thirty (30) days of the claim; (b) GMS has sole control of the defense and all related settlement negotiations; and (c) Client provides GMS with the assistance, information and authority necessary to perform GMS's obligations under this Section. GMS will reimburse Client's reasonable out-of-pocket expenses incurred in providing such assistance. GMS shall have no liability for any claim of infringement based on use of a superseded or altered release of MTPS if the infringement would have been avoided by the use of a current unaltered release of MTPS provided that GMS has provided such release prior to the date of alleged infringement without charge to Client. If MTPS is held or believed by GMS to infringe, GMS shall have the option, at its expense, to (a) modify MTPS to be non-infringing; or (b) obtain for Client a license to continue using MTPS. If it is not commercially reasonable to perform either of the above options, then GMS may terminate the license for the infringing Applications and refund the license fees paid for MTPS, prorated over a two (2) year term from the date of this Agreement. This section states GMS's entire liability and Client's exclusive remedy for infringement

8.2.
PERFORMANCE WARRANTY GMS warrants for a period of one (1) year from the Commencement Date that each MTPS license will perform substantially as described in the Documentation (unless modified by a party other than GMS in which case this warranty is void.) GMS warrants for a period of one (1) year from the delivery of any Upgrade, Patch or Enhancement (as defined under this Agreement) that such Upgrade, Patch or Enhancement will perform substantially as described in the Documentation therefore if any.

8.3.	MEDIA WARRANTY GMS warrants the tapes, diskettes or other media to be free of material defects in materials and workmanship under normal use for ninety (90) days from the Commencement Date.
8.4.
SERVICES WARRANTY GMS warrants that its Technical Support, training and consulting services will be performed consistent with generally accepted industry standards. This warranty shall be valid for ninety (90) days from performance of service.

8.5.	OTHER WARRANTY. Hardware and software manufactured and sold by third parties are covered by these manufacturers and third parties and are not subject to any warranty by GMS.
8.6.
DISCLAIMERS The warranties above are exclusive and in lieu of and GMS disclaims all other warranties, whether express or implied, including the implied warranties of merchantability and fitness for a particular purpose. In no event shall GMS be liable for any indirect, incidental, special or punitive damages occurring out of or in connection with the delivery, use or performance, or failure thereof, of the service, Software or ManageThePipe software, the Retailer or Client Database. GMS does not warrant that the service, Software or ManageThePipe software will perform uninterrupted or error free, that any deficiency can or will be corrected, or that the functions or performance of the service, Software or ManageThePipe software will meet Client’s requirements. Client is solely responsible for the formulation of all searches on ManageThePipe and the results obtained.

8.7.
The information provided through the service or contained in MTPS shall be obtained from sources considered by GMS to be reliable, but the accuracy, currency and completeness thereof are not guaranteed and GMS shall have no liability for any inaccuracies, errors or omissions with respect to the information provided through the service or contained in MTPS regardless of the source or cause of any such error or omission.

GMS Retail Systems Inc.
360 St-Jacques West, suite 1815, Mtl, PQ Canada H2Y 1P5
Tel: (514) 287-0103 Fax: (514) 940-3217 E-mail: info@managethepipe.com

8.8.
If the service, Software or ManageThePipe software provided by or operated or distributed by GMS malfunctions or fails to perform properly or at all, and the malfunction or failure is a cause of inadequate results obtained by the Client, then Client’s exclusive remedy and the total liability of GMS shall be limited to providing sufficient access to reiterate the query during which the malfunction, failure or negligence occurred.

8.9.
In no event will GMS’s cumulative liability for any claim arising out of or in connection with this Agreement, exceed the amounts paid by Client to GMS in the previous 12 month period preceding the date of occurrence of the event leading to said claim.

9.	GENERAL
9.1.
GMS may from time to time, and in its sole discretion, change the content or format of MTPS in accordance with general changes made to its standard service offering. The terms, conditions and fees applicable to use of MTPS may be changed from time to time upon reasonable notice to Client if any increase in fees shall be reasonably justified by GMS.

9.2.
This Agreement and any rights arising out of this Agreement may not be assigned in whole or in part by Client without the written consent of GMS. Such consent will not be unreasonably withheld. In the event of a change of ownership of the Client, this agreement can be assigned to the new owner.

9.3.
This Agreement constitutes the entire Agreement between the parties hereto pertaining to the subject-matter hereof and supersedes all prior agreements, understandings, representations, negotiations and discussions, whether oral or written, of the parties hereto, and there are no warranties, representations or other agreements between the parties hereto in connection with the subject-matter hereof except as specifically set forth herein. No waiver, alteration or amendment of this Agreement or any Schedule shall be effective unless in writing and authorized in writing by an authorized representative of GMS. The terms and conditions in this Agreement shall prevail notwithstanding any variance with the terms and conditions of any order submitted by GMS.

9.4.	GMS shall not be liable for any default or delay resulting from circumstances beyond its reasonable control or in case of Force majeure.
9.5.
Since unauthorized use or disclosure of the Software, the service or MTPS could result in the violation of the copyright, proprietary rights, and/or trade secrets interests that are embodied in same, if Client breaches any of Client’s obligations with respect to limited use of same GMS will be entitled to all remedies available at law to protect its interests therein, including but not limited to injunctive relief as well as money damages.

9.6.
GMS may utilise electronic means to provide Client with notice of changes to the applicable terms and conditions or applicable fees set out in this Agreement. GMS may also propose the formation of new agreements through electronic means. The assent to such contracts through electronic means by Client or any user utilising Client’s identification and associated password shall be equivalent to Client’s written signature, and Client agrees to be bound to such agreement.

9.7.
The terms of this Agreement shall be construed according to the laws and shall be subject to the exclusive jurisdiction of the courts of the Province of Quebec, Canada. Client agrees to commence any action relating to or arising from this Agreement in such courts.

9.8.
Any terms which by their nature are intended to survive the termination of this Agreement shall continue in full force and effect after termination, which terms shall include, but not be limited to Article 5 (Confidentiality), Article 8 (Disclaimer of Warranties; Limitation of Liability) and Article 9 (General).

9.9.
The invalidity or unenforceability of any provision or covenant in this Agreement shall not affect the validity or enforceability of any other provision or covenant herein contained, and this Agreement shall be construed as if such invalid or unenforceable provision or covenant were omitted.

9.10.
The waiver by either party of any default of breach of this Agreement shall not constitute a waiver of any other or subsequent default or breach. Except for actions for nonpayment or breach of GMS's proprietary rights in MTPS, no action, regardless of form, arising out of this Agreement may be brought by either party more than two years after the cause of the action has accrued.

9.11.	All notices, including notices of address change, required to be sent hereunder shall be in writing and shall be deemed to have been given when mailed by registered mail to the following address:

GMS Capital Corp.	Client
360 St-Jacques O, suite 1815	Street
Montreal, PQ 2Y 1P5	City
(514) 287-0103	Telephone
(514) 940-3217	Fax
info@managethepipe.com	Email

9.12.
The parties hereby confirm their express will that this Agreement and all documents relating thereto be drawn up in English only, but without prejudice to any such documents or instruments which may from time to time be drawn up in French only, or in both French and English. Les parties aux présentes confirment leur volonté que le présent contrat de même que tous autres documents s’y rapportant soient rédigés en anglais seulement, mais sans préjudice cependant à tous tels documents qui pourront à l’occasion être rédigés en français seulement ou à la fois en français et en anglais.

	GMS		CLIENT
GMS CAPITAL CORP.
PER :		PER :
TITLE :		TITLE :
DATE :		DATE :

GMS Retail Systems Inc.
360 St-Jacques West, suite 1815, Mtl, PQ Canada H2Y 1P5
Tel: (514) 287-0103 Fax: (514) 940-3217 E-mail: info@managethepipe.com